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                           March 3, 2023

       Jen-Hsun Huang
       Chief Executive Officer
       NVIDIA Corporation
       2788 San Tomas Expressway
       Santa Clara, CA 95051

                                                        Re: NVIDIA Corporation
                                                            Registration
Statement on Form S-3
                                                            Filed February 28,
2023
                                                            File No. 333-270119

       Dear Jen-Hsun Huang:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Patrick
Fullem at (202) 551-8337 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Manufacturing